Consent of Independent Registered Public Accounting Firm

                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Calypte Biomedical Corporation

We consent to the incorporation by reference in the registration statements No. 333-106387 and No. 333-106389 on Form S-8 of our report dated February 17, 2005, except Note 18, which is as of March 30, 2005, relating to the consolidated financial statements of Calypte Biomedical Corporation as of December 31, 2004 and 2003, and for each of the years then ended, which report appears in the Annual Report on Form 10-KSB of Calypte Biomedical Corporation for the year ended December 31, 2004.


/s/ Odenberg Ullakko Muranishi & Co. LLP

San Francisco, California
March 30, 2005


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